EXHIBIT 10.5

EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD IN ACCORDANCE WITH RULE 144 UNDER SUCH ACT.

No. 4	Date of Issuance
$47,000	December 11, 2015

FOR VALUE RECEIVED, Capstone Therapeutics, Corp., a Delaware corporation (the “Company”), hereby promises to pay Investment 10, LLC (the “Lender”), the principal sum of forty-seven thousand dollars ($47,000)], with simple interest on the outstanding principal amount at the rate of 5% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. Notwithstanding the foregoing, in the event that an Event of Default has occurred and remains continuing, interest shall instead accrue at a rate of 12% per annum. Interest accrual shall commence with the date hereof and shall continue on the outstanding principal until paid in full or converted. Any portion of the accrued interest may be paid at the election of the Company prior to conversion or the maturity date, provided, however, that no such early payment shall be required. This Note is one of a series of Notes issued pursuant to that certain Securities Purchase Agreement, dated December, 11, 2015 by and among the Company, the Lender and certain other investors (the “Purchase Agreement”) and is entitled to the benefits of and is subject to the terms contained in that Purchase Agreement. Capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement.

1.                  Maturity. Unless earlier converted into Conversion Shares pursuant to Section 2.2 of the Purchase Agreement, the outstanding principal and accrued interest shall be due and payable by the Company on demand at any time after the Maturity Date.

Payment; Pre-Payment. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to accrued interest due and payable and any remainder applied to principal. The principal and accrued interest under this Note may be prepaid by the Company without penalty only (i) on or after the expiration of the Preemptive Right, upon 30 days prior notice to the Note Holder or (ii) with the prior written consent of the Majority Note Holders, and upon any such prepayment, interest will no longer continue to accrue on any prepaid principal amounts.

Security. The obligations under this Note shall be secured by the Collateral, as set forth in the Purchase Agreement.

Priority. The security interest in the Collateral will be subordinate to all secured indebtedness of the Company, to the extent in existence prior to the date of this Note, including secured indebtedness to banks and other financial institutions engaged in the business of lending money.

Conversion of the Notes. This Note and any amounts due hereunder shall be convertible into Conversion Shares in accordance with the terms of Section 2.2 of the Purchase Agreement. As promptly as practicable after the conversion of this Note, the Company at its expense shall issue and deliver to the holder of this Note, upon surrender of this Note, a certificate or certificates for the number of full Conversion Shares issuable upon such conversion.

Governing Law. This Note shall be governed by and construed under the internal laws of the State of California, without regard to conflict-of-law principles. Notwithstanding any provision of this Note to the contrary, this Note shall be (to the extent necessary to satisfy the requirements of Section 22062(b)(3)(D) of the California Financial Code) subject to the implied covenant of good faith and fair dealing arising under Section 1655 of the California Civil Code.

Successors and Assigns. This Note applies to, inures to the benefit of and binds the successors and assigns of the Parties hereto. Notwithstanding the forgoing, any transfer of this Note may be effected only in accordance with the Purchase Agreement. In accordance the Purchase Agreement, this Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new Note for the same principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal are payable only to the registered holder of this Note. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, as well as all other terms and conditions contained in this Note and in the Purchase Agreement, and agrees to comply with all such terms and conditions for the benefit of the Company and any other Lenders.

Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice shall be governed and conducted pursuant to the terms of the Purchase Agreement.

Severability. If any provision of this Note is held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Expenses. If any Action at law or in equity is necessary to enforce the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

Counterparts. This Note may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Any counterpart delivered electronically by .pdf transmission or by facsimile shall be binding to the same extent as an original counterpart with regard to any agreement subject to the terms hereof or any amendment thereto.

Pari Passu Notes. Lender acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Purchase Agreement or pursuant to the terms of such Notes. In the event Lender receives payments in excess of its pro rata share of the Company’s payments to the holders of all of the Notes, then Lender shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other lenders upon demand by such lenders.

This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties have executed this Note as of the date first written above.

Capstone Therapeutics Corp.

By: /s/ John M. Holliman
Name: John M. Holliman, III
Title: Executive Chairman